MILLENNIUM INDIA ACQUISITION COMPANY ANNOUNCES RESULTS FOR ITS PRINCIPAL INVESTMENT – SMC GLOBAL – FOR THE QUARTER ENDED JUNE 30, 2010

New York – August 16, 2010 – Millennium India Acquisition Company, Inc. (“Millennium”) [NASDAQ: SMCG], a closed-end investment fund focused on emerging market leaders within the fast-growing Indian economy, today announced unaudited GAAP results for the quarter ended June 30, 2010 for its principal investment – SMC Global. On a GAAP basis for the quarter ended June 30, 2010, SMC Global had total revenues of approximately $ 14.952 million (Rs. 693.853 million) and Net Loss of approximately $ 1.024 Million (Rs. 47.55 million).For the quarter ended June 30, 2009, SMC Global previously announced GAAP total revenues of approximately $ 14.224 million (Rs. 679.073 million) and Net Loss of approximately $ 0.214 million (Rs. 10.196 million).

SMC Global is one of India’s leading financial services companies, offering retail and institutional brokerage, equity and commodity research, equity, commodity and derivative trading, on-line trading services, merchant banking, investment banking, depository services, clearing services, and distribution of mutual funds, IPOs and insurance products, and wealth management services.

SMC Global publishes its financial information in Indian Rupees. All translations from Indian Rupees to U.S. dollars are made on the basis of an exchange rate of Rs.46.41 = U.S.$1.00 as of June 30, 2010 and are made solely for the convenience of the reader.

Subhash Chand Aggarwal, Chairman of SMC Global, said “Revenues remained mainly flat this quarter, compared to the same period last year, a reflection of the fact that the trading turnover for the quarter ended June 30 2010 has declined by approximately 16% as compared to the quarter ended June 30 2009. This quarter, I am pleased to report that SMC has entered into a rupee term loan facility agreement for Rs. 525 million (approximately $11.3 million) with ICICI Bank. The Company will deploy this amount in new financial products being made available to its clients on the fast growing Indian Stock Exchanges. Overall, we remain hopeful that as global conditions improve, and trading volumes return to pre-crisis levels, the strength of SMC’s businesses will show further.”

F. Jacob Cherian, Chairman and CEO of MIAC added, “As noted above, trading volumes in India declined this quarter, compared to the same period last year, as investors turned cautious with European sovereign debt fears rising and global markets priced in a slowdown in the US economy for the second half of 2010, with continuing high rates of unemployment. While GDP growth in India remains strong, no doubt negative news emanating from Europe and the US, had a clear impact on investors around the world this quarter. SMC continues to use this downturn by investing in its business to prudently expand and add new customers, products and services. The agreement with ICICI, India’s second largest bank, with total assets of Rs. 3,634 billion (approximately $ 81 billion) as of March 31, 2010, further reflects the strength of the SMC franchise and deep experience of its management team.”

About SMC Global

Based in New Delhi, SMC Global is a full service financial services firm. Its products and services include institutional and retail brokerage, equity and commodity research, equity, commodity and derivative trading, on-line trading services, merchant banking, investment banking, depository services, clearing services, and distribution of mutual funds, IPOs and insurance products, and wealth management services. For the fiscal year ended March 31, 2010, it was one of the most active trading firms in India, averaging over 350,000 trades per day. SMC Global continues to grow, and has one of the largest retail investor network in India today, serving the needs of 650,000 investors presently. The retail distribution footprint in India has expanded from the last fiscal year, taking the total to over 2,000 locations, as of June 30, 2010. Currently, SMC Global has approximately 6,500+ employees and a rapidly expanding retail distribution network of more than 13,500+ independent financial advisors, in over 425 cities across the India. More information regarding the SMC Global can be found at www.smcindiaonline.com.

About Millennium India Acquisition Company Inc.

MIAC’s principal asset is its ownership of a 15.14% equity interest in SMC Global. More information regarding Millennium India Acquisition Company Inc. can be found at www.milcapital.com.

_______________________

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Federal securities laws about MIAC and SMC Global. Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of MIAC to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes", "belief," "expects," 'intends," "anticipates," "plans," or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in MIAC's filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Additionally, any information of SMC Global is provided by SMC Global and any financial information of SMC Global is prepared by SMC Global and derived from financial statements prepared in accordance with U.S. generally accepted accounting principles. Such financial information does not conform to the requirements of Regulation S-X under the Securities Act of 1933, as amended. Statements included in this press release are based upon information known to MIAC as of the date of this press release, and MIAC assumes no obligation to update or alter our forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.